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                                                                     Exhibit 23a


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS





To the Board of Directors of
J. C. Penney Company, Inc.


We consent to the use of our reports incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

Our reports refer to the adoption of the Financial Accounting Standards Board's Statement of Financial Accounting Standards No. 109, Accounting for Income Taxes, in 1993, Statement of Financial Accounting Standards No. 115, Accounting for Certain Investments in Debt and Equity Securities, in 1994, and Statement of Financial Accounting Standards No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of, in 1995.




                                            /S/ KPMG Peat Marwick LLP




Dallas, Texas
June 26, 1996